SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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
                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS


                          DATE: WEDNESDAY, MAY 19, 1999
                                 TIME: 9:00 A.M.
                   LOCATION: DOUBLETREE PARADISE VALLEY RESORT
                           5401 NORTH SCOTTSDALE ROAD
                              SCOTTSDALE, AZ 85250


To Our Stockholders:

     The Management of Meritage Corporation cordially invites you to attend the 1999 Annual Meeting of Stockholders for the following purposes:

     1. To elect three Class II directors to hold office for a two-year term;

     2. To transact any other business that may properly come before the meeting.

     Only stockholders of record at the close of business on April 2, 1999 are entitled to vote at the annual meeting. A copy of our 1998 Annual Report to Stockholders, which includes audited financial statements, is enclosed.


                                            By Order of the Board of Directors


                                            /s/ Larry W. Seay
                                            ----------------------------------
Scottsdale, Arizona                         Larry W. Seay
April 7, 1999                               Secretary




                             YOUR VOTE IS IMPORTANT.
         PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY. A POSTAGE PAID
             ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                              MERITAGE CORPORATION
                           6613 NORTH SCOTTSDALE ROAD
                                    SUITE 200
                            SCOTTSDALE, ARIZONA 85250

                           --------------------------

                                 PROXY STATEMENT

                           --------------------------

     This Proxy Statement is furnished to you in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders on May 19, 1999. THE MERITAGE BOARD OF DIRECTORS IS SOLICITING THIS PROXY. The proxy materials relating to the annual meeting were mailed on or about April 15, 1999 to stockholders of record at the close of business on April 2, 1999 (the "record date"). A stockholder may revoke the proxy at any time before it is exercised by attending the annual meeting and voting in person; duly executing and delivering a proxy bearing a later date; or sending written notice of revocation to the Corporate Secretary at the above address.

     Meritage will bear the entire cost of proxy solicitation, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of its outstanding common stock. Proxies may be solicited through the mail, by personal interview, telephone or telegraph.


                          VOTING SECURITIES OUTSTANDING

     As of the record date, there were 5,425,830 shares of Meritage common stock outstanding. Stockholders are entitled to one vote for each share of record on each proposal at the annual meeting. Only holders of record of common stock at the close of business on the record date will be entitled to vote at the meeting, either in person or by valid proxy. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter.

     The following information should be reviewed along with the audited consolidated financial statements, notes to consolidated financial statements, independent auditors' reports and other information included in the Meritage 1998 Annual Report that was mailed to you with this Proxy Statement.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)


The Board of Directors has seven members. The directors are divided into two classes serving staggered two-year terms. This year our Class II directors are up for election. The Board has nominated John R. Landon, Robert G. Sarver and C. Timothy White, the incumbent Class II Directors, for re-election.

All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees should be unable to act as a director. However, if a nominee becomes unable to serve or if a vacancy should occur before election, the Board of Directors may either reduce the size of the Board or designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

If you do not indicate how you wish to vote for one or more of the nominees for director, the proxies will vote FOR election of all the nominees.



    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF
          MR. LANDON, MR. SARVER AND MR. WHITE AS CLASS II DIRECTORS.

                        DIRECTOR AND OFFICER INFORMATION

     STEVEN J. HILTON has served as Co-Chairman and Co-Chief Executive Officer (or Co-Managing Director) since April 1998 and served as Meritage's President and Co-Chief Executive Officer from December 31, 1996 to April 1998. In 1985, Mr. Hilton co-founded Monterey Homes, which merged with Homeplex Mortgage Investment Co., the Company's predecessor, and was its Treasurer, Secretary and Director until December 31, 1996. Prior to 1985 Mr. Hilton served as project manager for Premier Community Homes, a residential homebuilder, and as a project manager for Mr. Cleverly's real estate development company. Mr. Hilton is a member of the Central Arizona Homebuilders' Association, the National Homebuilders' Association, the National Board of Realtors and the Scottsdale Board of Realtors.

     JOHN R. LANDON has served as Co-Chairman and Co-Chief Executive Officer (or Co-Managing Director) since April 1998 and served as Meritage's Chief Operating Officer and Co-Chief Executive Officer from the July 1997 combination of Legacy Homes and Meritage to April 1998. Mr. Landon founded Legacy Homes in 1987 and as its President, managed all aspects of the company's business. Before founding Legacy Homes, Mr. Landon managed a regional land acquisition and development operation for the Dallas/Fort Worth division of a large single family residential homebuilder, and held positions in both sales and land development for Trammel Crow Residential Group. Mr. Landon began his career with the public accounting firm of Ernst & Whinney. Mr. Landon is a member of the National Association of Homebuilders and the Dallas Home and Apartment Builders' Association.

     LARRY W. SEAY has served as Chief Financial Officer and Vice President-Finance since December 31, 1996, and has also served as the Company's Secretary and Treasurer since January 1997. Mr. Seay was Chief Financial Officer and Vice President-Finance of Monterey Homes from April 1996 to December 31, 1996. From 1990 to 1996, Mr. Seay served as Vice President/Treasurer of UDC Homes, Inc., a homebuilding company based in Phoenix, Arizona. In May 1995, UDC Homes, Inc. filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization proceedings in November 1995. Prior to 1990, Mr. Seay was Treasurer and Chief Financial Officer of Emerald Homes, Inc., also a Phoenix, Arizona-based homebuilding company, and was an audit manager at Deloitte & Touche LLP. Mr. Seay is a certified public
accountant  and  a  member  of  the  American   Institute  of  Certified  Public
Accountants.

     RICHARD T. MORGAN has served as Vice President since April 1998 and also served as Chief Financial Officer of Meritage's Texas Division since July 1997. Mr. Morgan joined Legacy Homes in November 1989 as Controller to develop and manage the accounting department and administrative staff. He was appointed as Legacy's Chief Financial Officer in January 1997. Prior to 1989, Mr. Morgan worked for two independent oil and gas companies serving in both the accounting and tax departments, and was employed by Price Waterhouse & Co. as a staff accountant and tax senior.

     ANTHONY C. DINNELL has served as Vice President of the Company since December 1996, and has managed the Phoenix division since February 1998. From 1992 to 1996 he was the Vice President-Marketing and Sales for Monterey Homes. Before joining Monterey Homes in 1992, he was in senior management for other national homebuilding companies, and has been in the industry for over 20 years. Mr. Dinnell is on the Sales and Marketing Council for the Central Arizona
Homebuilders'   Association   and  a  member  of  the   National   Homebuilders'
Association.

     WILLIAM W. CLEVERLY has served as a Director since December 31, 1996. He served as one of Meritage's Co-Chairmen and Co-Chief Executive Officers (or Co-Managing Directors) from April 1998 to March 1999, and as Chairman of the Board and Co-Chief Executive Officer from December 31, 1996 to April 1998. Mr. Cleverly co-founded Monterey Homes in 1985, and was its President and Director until December 31, 1996, when it merged into the Company. In 1983 Mr. Cleverly founded a real estate development company that developed and marketed multi-family projects, and served as its President until 1986. Mr. Cleverly is a member of the Central Arizona Homebuilders' Association and the National Homebuilders' Association.

     ALAN D. HAMBERLIN has served as a Director since the Company's inception in July 1988, has served as Chief Executive Officer of the Company from July 1988 until December 31, 1996, and as Chairman of the Board of Directors from January 1990 to December 31, 1996. He also served as the President of the Company from July 1988 until September 1995. Mr. Hamberlin has been President of Courtland Homes, Inc., a Phoenix, Arizona single-family residential homebuilder, since July 1983. Mr. Hamberlin has been a director of American Southwest Financial Corporation and American Southwest Finance Co., Inc. since their organization in September 1982, a director of American Southwest Affiliated Companies since its organization in March 1985 and a director of American Southwest Holdings, Inc. since August 1994.

     RAYMOND OPPEL has served as a Director since December 1997, and has been in the construction, real estate, and retail industries for over 20 years. In 1982, he co-founded and became Chairman and Chief Executive Officer of the Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico with annual sales of over $100 million. The Oppel Jenkins Group was sold to the public homebuilder Kaufman & Broad, Inc. in 1995. Mr. Oppel served as president of the Texas Panhandle Builder's Association and has been a licensed real estate broker since 1984. Mr. Oppel is currently active as a private investor in real estate development, banking and a new car dealership.

     ROBERT G. SARVER has served as a Director since December 1996, and has been the Chairman and Chief Executive Officer of California Bank and Trust since October 1998. From 1995 to 1998, he served as Chairman of Grossmont Bank. Mr. Sarver is currently a director of Zion's Bancorporation, a publicly held bank holding company. In 1990 Mr. Sarver co-founded and currently serves as the Executive Director of Southwest Value Partners and Affiliates, a real estate investment company. In 1984, Mr. Sarver founded National Bank of Arizona, Inc. and was its President until its acquisition by Zion's Bancorporation in 1994.

     C. TIMOTHY WHITE has served as a Director since December 1996, and served as a director of Monterey Homes from February 1995 until December 1996. Since 1989 Mr. White has been an attorney with the law firm of Tiffany & Bosco, P.A. in Phoenix, Arizona, which provides legal services to the Company.


                              SECURITY OWNERSHIP OF
                      PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table summarizes, as of March 31, 1999, the number and percentage of outstanding shares of Meritage common stock beneficially owned by the following:

     + each person known by management to beneficially own more than 5% of such stock;
     +  all Meritage directors and nominees for director;
     +  all   executive   officers  named  in  the  compensation  summary  under
        "Executive Compensation";
     +  all Meritage directors and executive officers as a group.

     The address for each beneficial owner is c/o Meritage Corporation, 6613 North Scottsdale Road, Suite 200, Scottsdale, Arizona 85250. The number of shares includes, where applicable, shares of common stock owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition.

                                                                  RIGHT TO
                                                      NUMBER     ACQUIRE BY     TOTAL      PERCENT OF
    NAME OF                                         OF SHARES      MAY 31,    BENEFICIAL  OUTSTANDING
BENEFICIAL OWNER     AGE    POSITION WITH COMPANY     OWNED         1999       SHARES      SHARES (1)
----------------     ---    ---------------------     -----       --------     ------     ----------
Steven J. Hilton     37    Class I Director,         664,359       96,110     760,469        13.8%
                           Co-Chairman and Co-CEO

John R. Landon       41    Class II Director,        666,667(2)    40,555     707,222        12.9%
                           Co-Chairman and Co-CEO

William W. Cleverly  42    Class I Director          667,692       96,110     763,802        13.8%

Alan D. Hamberlin    50    Class I Director,          12,633(3)   358,102     370,735         6.4%
                           Compensation Committee

Robert G. Sarver     37    Class II Director,        163,200        5,000     168,200         3.1%
                           Audit Committee

C. Timothy White     37    Class II Director,          3,316        5,000       8,316           *
                           Compensation and Audit
                           Committee

Ray Oppel            42    Class I Director,          15,000        2,500      17,500           *
                           Audit Committee

Anthony C. Dinnell   47    Vice President-Phoenix      2,040        1,000       3,040           *

Larry W. Seay        43    Chief Financial Officer,       --        4,200       4,200           *
                           Vice President-Finance,
                           Secretary and Treasurer

All directors and executive
 officers as a group (15 persons)                  2,200,501      620,577   2,821,078        51.0%

*    Represents less than 1%.
(1) The percentages shown include the shares of common stock actually owned as of March 31, 1999, and the shares which the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock which the identified person had the right to acquire within 60 days of March 31, 1999, upon exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(2) All 666,667 shares are owned with Eleanor Landon, spouse, as tenants-in-common.
(3)  Mr.   Hamberlin   indirectly   beneficially   owns  the  shares  through  a
     partnership.

              MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     THE BOARD OF DIRECTORS met six times in 1998. All directors attended 75% or more of the Board and committee meetings of which he was a member during the year.

     THE COMPENSATION COMMITTEE consists of Mr. Hamberlin and Mr. White, who are non-employee members of the Board. The committee, which met three times in 1998, reviews all aspects of executive officer compensation and makes recommendations on such matters to the full Board of Directors. The Compensation Committee's 1998 report is set forth later in this Proxy Statement.

     THE AUDIT COMMITTEE consists of Mr. Oppel, Mr. Sarver and Mr. White, and met three times during 1998. The committee makes recommendations to the Board concerning the selection of independent auditors, reviews the Company's financial statements and considers such other matters in relation to the external audit of financial affairs that may be necessary or appropriate to promote accurate and timely financial reporting.

     OTHER  COMMITTEES.   Meritage  does  not  maintain  a  standing  nominating
committee or other committee performing similar functions.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. White is a shareholder of Tiffany & Bosco, P.A., a Phoenix, Arizona law firm that provides legal services to Meritage. In 1998, Meritage paid Tiffany & Bosco approximately $321,000 for legal fees.

                              DIRECTOR COMPENSATION

     Directors who are not Meritage employees received an annual retainer of $10,000 in 1998, an amount that was increased to $12,000 for 1999. Non-employee directors do not receive additional compensation for attending Board or Committee meetings. In 1997 and 1999, the Company granted to each non-employee director options to acquire 5,000 shares of Meritage common stock as additional consideration for their services. The options vest in equal 2,500 share increments on each of the first two anniversary dates of the date of grant and have an exercise price equal to the closing price of the stock on the grant date.


                             EXECUTIVE COMPENSATION

     The following table summarizes compensation Meritage paid to the Co-Chief Executive Officers and the other most highly compensated executive officers for the fiscal years ended December 31, 1997 and 1998, based on salary and management incentive plan bonuses. None of the officers named below received compensation from Meritage during 1996.

                         1998 SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                             ANNUAL COMPENSATION     AWARDS
                                             -------------------  ------------    ALL OTHER
   NAME AND PRINCIPAL POSITION        YEAR    SALARY      BONUS    OPTIONS(#)   COMPENSATION
   ---------------------------        ----    ------      -----    ----------   ------------
Steven J. Hilton - Co-Chairman and    1998   $210,000   $200,000          --      $30,438
  Co-Chief Executive Officer          1997    200,000    200,000          --       31,905

John R. Landon - Co-Chairman and      1998    210,000    200,000          --       22,183
  Co-Chief Executive Officer          1997    200,000    200,000     166,667       11,700

William W. Cleverly - Director*       1998    210,000    200,000          --       35,108
                                      1997    200,000    200,000          --       31,905

Anthony C. Dinnell - Vice President   1998    125,000    130,000       5,000       11,914
  -Phoenix                            1997     90,000    149,445      10,000        9,589

Larry W. Seay - Chief Financial
  Officer, Vice President-Finance,    1998    120,726     90,000          --        9,884
  Secretary and Treasurer             1997    113,750     85,000      12,500        6,575

* For the fiscal years ended December 31, 1997 and 1998 Mr. Cleverly served as a Co-Chief Executive Officer or Co-Managing Director. He resigned as an officer in March 1999 and his separation agreement is described herein under the "Board of Director's Report on Executive Compensation."

                              OPTION GRANTS IN 1998

     The following table lists stock options granted in 1998 to the officers named in the Summary Compensation Table. The amounts shown as potential realizable values rely on arbitrarily assumed share price appreciation rates prescribed by the SEC over the ten-year term of the options. In assessing those values, please note that the ultimate value of the options depends on actual future share values and do not necessarily reflect management's assessment of Meritage's future stock price performance. The potential realizable values are not intended to indicate the value of the options.

                                     INDIVIDUAL GRANTS
                    -------------------------------------------------
                                 PERCENTAGE                            POTENTIAL REALIZABLE VALUE
                                  OF TOTAL                             AT ASSUMED ANNUAL RATES OF
                      SHARES       OPTIONS                              STOCK PRICE APPRECIATION
                    UNDERLYING   GRANTED TO   EXERCISE OR                   FOR OPTION TERM
                      OPTIONS     EMPLOYEES   BASE PRICE   EXPIRATION  --------------------------
     NAME           GRANTED (#)    IN 1998     ($/SHARE)      DATE        0%       5%       10%
     ----           -----------    -------     ---------      ----        --       --       ---
Steven J. Hilton         --           --            --           --       --         --         --

John R. Landon           --           --            --           --       --         --         --

William W. Cleverly      --           --            --           --       --         --         --

Anthony C. Dinnell    5,000          8.7        $17.12      4/27/08       --    $53,874   $136,489

Larry W. Seay            --           --            --           --       --         --         --

AGGREGATED OPTION EXERCISES IN 1998 AND OPTION VALUES AT END OF FISCAL YEAR 1998

     The following table lists the number of shares acquired and the value realized as a result of options exercised during 1998 for the listed officers. The table contains values for "in the money" options, which are those with a positive spread between the exercise price and the December 31, 1998 share price of $12.1875. The values are the difference between the year-end price per share and the exercise price per share, multiplied by the number of applicable shares in the money. These values have not been and may never be realized. The options may never be exercised, and the value, if any, will depend on the share price on the exercise date.

                                                 NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                   OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                        SHARES                        YEAR END (#)               FISCAL YEAR END ($)
                     ACQUIRED ON    VALUE     ---------------------------   ---------------------------
     NAME            EXERCISE (#)  REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
     ----            ------------  --------   -----------   -------------   -----------   -------------

Steven J. Hilton          --            --       96,110         70,557        $666,763       $489,489

John R. Landon            --            --       40,555        126,112         281,350        874,902

William W. Cleverly       --            --       96,110         70,557         666,763        489,489

Anthony C. Dinnell     2,000       $15,010           --         13,000              --         52,540

Larry W. Seay            300       $ 2,720        2,200         10,000          11,509         53,915

                         CHANGE OF CONTROL ARRANGEMENTS

     If Meritage undergoes a change of control that is required to be reported on Form 8-K under securities laws before the third anniversary of the effective dates of their stock option agreements, the options granted to Messrs. Hilton and Landon under their stock option agreements will vest in full and be immediately exercisable.

              BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee consists of Messrs. Hamberlin and White, both of whom are independent directors. The Committee reviews all aspects of executive officer compensation and makes recommendations on such matters to the full Board of Directors. In addition, Meritage has hired a compensation consultant to advise the Compensation Committee on matters of executive compensation.

     OVERVIEW AND PHILOSOPHY. Meritage's compensation program for executive officers primarily consists of base salary, annual bonus and long-term incentives in the form of stock option grants. Executives also participate in various other benefit plans generally available to all company employees, including a medical and 401(k) plan.

     Meritage's philosophy is to pay base salaries that enable it to attract, motivate and retain highly qualified executives. The annual bonus program is designed to reward performance based on financial results. Stock option grants are intended to provide substantial rewards to executives if stockholders benefit from stock price appreciation, and no reward if the stock price does not appreciate.

     CONTRACTUAL COMPENSATION ARRANGEMENTS. Meritage currently has two Co-Chairmen, Steven J. Hilton and John R. Landon, both of whom serve as Chief Executive Officers. Mr. Hilton and Mr. Landon have entered into employment agreements with Meritage, which provide for a base salary, stock options and bonuses based on company performance.

     The Company's prior Board of Directors negotiated an employment agreement and a related stock option agreement with Mr. Hilton effective December 31, 1996, in connection with the merger of Monterey Homes, an Arizona-based homebuilding business, into the Company. Mr. Hilton was one of the shareholders of Monterey Homes prior to the merger. The employment agreements and the stock option agreements were an integral factor in Mr. Hilton's decision to proceed with the merger and assume management of Meritage. Mr. Hilton's compensation package is more fully described under "Employment Agreements."

     In July 1997, the Company combined with Legacy Homes, a Texas based homebuilding business owned by John and Eleanor Landon. In connection with the combination, Meritage negotiated an employment agreement and related stock option agreement with Mr. Landon, under which Mr. Landon was appointed Chief Operating Officer and Co-Chief Executive Officer and was granted stock options. Mr. Landon's agreement also included provisions for the Company to pay him additional consideration not to exceed $15 million, based on the Company's earnings. Additional consideration was approximately $2.8 million in 1997 and $7.0 million in 1998, and was paid subsequent to each year-end. Meritage's Board of Directors removed the contingent nature of the remaining $5.2 million in 1999, which will be paid to Mr. Landon in January 2000. The successful negotiation of the employment agreement and other related agreements was an integral part of Mr. Landon's decision to combine Legacy Homes with the Company and become part of its management team. Mr. Landon's compensation package is more fully described under "Employment Agreements."

     Effective March 18, 1999, William Cleverly, one of the shareholders of Monterey Homes prior to the merger, resigned as Managing Director of the Company. Mr. Cleverly will continue to serve on Meritage's Board of Directors and as a consultant to the Company. In connection with Mr. Cleverly's resignation, Meritage and Mr. Cleverly entered into a separation and consulting agreement (the "separation agreement"). Under the separation agreement, Meritage agreed to buy out Mr. Cleverly's employment agreement (which is described below under "Employment Agreement") for $656,375, an amount equal to his salary through the end of his employment term and his pro-rated bonus through March 31, 1999. Mr. Cleverly also remains entitled to the contingent stock he was granted in connection with the merger of Monterey Homes with the Company on December 31, 1996 and to the stock options he was granted under his 1996 stock option agreement, which contains terms identical to Mr. Hilton's stock option agreement. The separation is deemed a termination without cause under Mr. Cleverly's employment agreement with the Company.

     For three years from the effective date of the separation agreement, Mr. Cleverly will consult on Meritage's new product development and other areas agreed upon by the parties. Mr. Cleverly will not be required to spend more than 25 hours per month in his capacity as a consultant to Meritage. The separation agreement contains a non-compete provision which prohibits Mr. Cleverly from competing with Meritage for three years following the effective date. The non-compete provision is subject to various exceptions. In consideration for Mr. Cleverly's covenant not to compete, Meritage will pay Mr. Cleverly $285,000 payable in quarterly installments of $23,750 beginning in June 1999.

     For five years from the effective date of the separation agreement, the Company will nominate Mr. Cleverly for election to the Meritage Board of Directors, so long as he owns greater than 275,000 shares of Meritage stock or unless he has committed any act that constitutes "cause" as defined in his previous employment agreement.

     In connection with the separation agreement, both Mr. Cleverly and Meritage released the other party from any liabilities or obligations either party had or may have against such party in the future, subject to certain exceptions.

     STOCK OPTION PLAN. In 1997, the Board of Directors and Meritage stockholders approved the adoption of the Meritage Corporation Stock Option Plan. The plan authorizes grants of incentive stock option and non-qualified stock options to executives, directors and consultants selected by the Compensation Committee. The total number of shares of common stock available for awards under the plan is 475,000. The maximum number of shares of common stock that can be issued to any one person under the plan is 50,000 shares.

     The Board of Directors believes that the plan promotes the success and enhances Meritage's value by tying the personal interests of the participants to those of Meritage stockholders and providing the participants with an incentive for outstanding performance. The Compensation Committee has the exclusive authority to administer the plan, including the power to determine the eligibility, the types of awards to be granted, the timing of the awards and the exercise price of awards.

     OTHER OPTIONS. In connection with their employment agreements, Messrs. Hilton and Landon were each granted options to purchase 166,667 shares of Meritage common stock. These options vest over three to four-year periods. In 1994, the Internal Revenue Code was amended to add a limitation on the tax deduction a publicly-held company may take on compensation aggregating more than $1 million for selected executives in any given year. The law and related regulation are subject to numerous qualifications and exceptions. Gains realized on non-qualified stock options, or incentive stock options that are subject to a "disqualifying disposition," are subject to new tax limitations unless they meet certain requirements. To date, Meritage has not been subject to the deductibility limitation and has generally structured its equity-based compensation to comply with the performance-based compensation exception to the limitation.

     Mr. Hilton's stock options granted in connection with the merger were an integral part of his employment agreement and as an inducement for him to consummate the merger. Mr. Landon's stock options were granted in connection with the combination as an integral part of Mr. Landon's employment agreement and as an inducement for him to proceed with the transaction. None of the stock options granted to Messrs. Hilton or Landon satisfy the exceptions to the non-deductibility of tax or $1 million threshold described above. Accordingly, if as a result of substantial appreciation in Meritage common stock and the exercise of substantial option holdings, Messrs. Hilton or Landon's compensation were to exceed $1 million in a given year, the excess may not be deductible. The compensation element of an option does not result in a charge to earnings on Meritage's financial statements.

     Meritage currently has a federal income tax net operating loss ("NOL") carryforward that expires between 2007 and 2009. The ability to use the NOL carryforward to offset future taxable income would be substantially limited under federal tax laws if an "ownership change" as defined by those laws has occurred or occurs before the NOL carryforward expires. Management monitors the grants of stock options against the limitations.

                             COMPENSATION COMMITTEE
                               Alan D. Hamberlin
                               C. Timothy White

                              EMPLOYMENT AGREEMENTS

     Meritage has employment agreements with Steven J. Hilton and John R. Landon. Both agreements provide for an initial base salary of $200,000 per year (increasing by 5% of the prior year's base salary per year) and an annual bonus for 1997 and 1998 equal to the lesser of 4% of the Company's pre-tax consolidated net income or $200,000. Thereafter, both agreements provide that the bonus percentage payout of consolidated net income will be determined by the Compensation Committee of the Board of Directors. In no event may the bonus paid in any year exceed $200,000 per employee. The Hilton agreement has a term ending December 31, 2001 and the Landon agreement has a term ending June 30, 2001. Messrs. Hilton and Landon serve as Co-Chairmen and Co-Chief Executive Officers of the Company.

     Under his agreement, if Mr. Hilton voluntarily terminates his employment or is discharged for "cause," Meritage has no further obligation to pay him salary or bonus. If Mr. Hilton is terminated during the term of his agreement without "cause", Meritage will be obligated to pay him his then current annual salary through the term of the agreement. If Mr. Hilton is terminated as a result of his death or permanent disability, Meritage will be obligated to pay him his current annual salary for six months after termination, plus a pro rated bonus.

     Under his agreement, if Mr. Landon voluntarily terminates his employment without good reason or is discharged for cause, Meritage has no further obligation to pay him salary or bonus. Meritage will be obligated to pay Mr. Landon his then current base salary through the end of the stated term of employment in the event of termination by the Company without cause or if Mr. Landon resigns for good reason, or for six months after termination in the event of death or disability and a pro rated bonus.

     "Cause" under the Hilton agreement and the Landon agreement is defined to mean an act or acts of dishonesty constituting a felony and resulting or intended to result directly or indirectly in substantial personal gain or enrichment at the expense of the Company. "Cause" under the Landon agreement also includes willful disregard of the employee's primary duties to the Company. "Good Reason" under the Landon agreement is defined to include:

     + assignment of duties inconsistent with the scope of the duties associated with Mr. Landon's titles or positions or which would require Mr. Landon to relocate his principal residence outside the Dallas/Fort Worth, Texas metropolitan area;
     + failure by the Company to pay any part of the deferred payments due in connection with the combination agreement;
     + termination of Mr. Landon for cause and it is determined that cause did not exist; or
     + the Company's failure to make certain working capital arrangements available to the Texas division.

     The agreements with Messrs. Hilton and Landon contain five-year non-compete provisions that restrict them from:

     + engaging in the homebuilding business and, with respect to Mr. Landon, the mortgage brokerage or banking business;
     + recruiting, hiring or discussing employment with any person who is, or within the past six months was, an employee of the Company;
     + soliciting any customer or supplier of the Company for a competing business or otherwise attempting to induce any customer or supplier to discontinue its relationship with the Company; or
     + except solely as a limited partner with no management or operating responsibilities, engaging in the land banking or lot development business.

     The foregoing provisions shall not restrict:

     +    the ownership of less than 5% of a publicly-traded company; or
     + if the employment of either Mr. Hilton or Mr. Landon is terminated under his respective employment agreement, engaging in the custom homebuilding business, or the production homebuilding business outside a 100 mile radius of any Meritage project or outside Northern California, or engaging in the land banking or lot development business. The non-compete provisions survive the termination of the Hilton agreement unless Mr. Hilton is terminated without cause. The non-compete provisions under the Landon agreement survive termination of that agreement unless Mr. Landon is terminated without cause or resigns for good reason.

     Meritage also has employment agreements with Larry W. Seay and Anthony C. Dinnell. Both agreements are designed to provide for an initial base salary ($120,750, increased to $150,000 for 1999 under the Seay agreement and $125,000, increased to $135,000 for 1999 under the Dinnell agreement) and an annual bonus based on the achievement of specific performance objectives. Compensation is subject to continuing employment and standard employment policies. The Seay and Dinnell agreements have a term ending January 1, 2001, and January 1, 2000, respectively. During the terms of both agreements, the employee agrees:

     + not to engage in the business of providing any homebuilding products or services where Meritage does or proposes to do business;
     + not to solicit for employment anyone who works for or contracts with Meritage for one year after the last date the employee is with the Company;
     + not to solicit or take away any of Meritage's customers or disclose potential customers to the Company's competitors.

         If the employee is terminated without cause, he will be entitled to receive:

     +    an amount equal to 50% of his base salary;
     +    50% of his average bonus for the previous three fiscal years;
     + acceleration of his stock options as if he held them through the end of the following fiscal year.

     If the employee voluntarily terminates his employment within twelve months following a change of control of the Company due to a demotion in position, he will be entitled to receive:

     +    an amount equal to 100% of his base salary;
     +    100% of his average bonus for the previous three fiscal years; and
     +    vesting in full of all his stock options.

                               PERFORMANCE GRAPHS

     In connection with the Company's merger with Monterey Homes on December 31, 1996, the Company terminated its REIT status and entered into the homebuilding business. The chart below graphs the Company's performance in the form of cumulative total return to stockholders since Meritage began homebuilding as its primary business. The Company's total return is compared to those of the Dow Jones Industry Group - Home Construction ("Dow/Homes") and the Standard and Poor's 500 Composite Stock Index. The comparison assumes $100 was invested on December 31, 1996 in Meritage's Common Stock and in each of the other indices and assumes reinvestment of dividends.

                                                        AS OF DECEMBER 31,
                                                   ----------------------------
                                                   1996        1997       1998
                                                   ----        ----       ----
Meritage Corporation                               100        167.24     168.10
Dow Jones Industry Group - Home Construction       100        153.81     163.02
S&P 500                                            100        194.95     250.66

     The following chart compares the cumulative total stockholder return on Meritage common stock during the three years ended December 31, 1996, when the Company terminated its REIT status, with a cumulative total return on an industry index prepared by the National Association of Real Estate Trusts ("NAREIT") and the Standard & Poor's 500 Stock Index. The comparison assumes $100 was invested on December 31, 1993 in Meritage common stock and in each of the other indices and assumes reinvestment of dividends.

                                                AS OF DECEMBER 31,
                                  ---------------------------------------------
                                  1993          1994         1995         1996
                                  ----          ----         ----         ----
Meritage Corporation              100           81.60       124.58       204.72
NAREIT Index                      100           75.70       123.70       186.62
S&P 500                           100          101.31       139.23       171.19

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Executive officers, directors and "beneficial owners" of more than ten per cent of Meritage common stock must file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission under
Section 16(a). Based upon a review of the copies of the forms furnished to Meritage, or written representations that all required forms were filed, management believes all filing requirements were met during 1998.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Since September 1994, Meritage has leased approximately 11,000 square feet of office space in a Scottsdale, Arizona office building from a limited liability company owned by Messrs. Hilton and Cleverly. The lease has a five-year term, and Meritage has an option to expand its space in the building and renew the lease for additional terms at rates that are competitive with those in the market at such time. Rents paid to the limited liability company totaled $210,816 in 1998, $192,487 in 1997 and $173,160 in 1996. Management
believes that the lease terms are no less favorable than those that could be negotiated in an arm's length transaction.

     Since July 1, 1997, Meritage has leased office space in Plano, Texas from Home Financial Services, a Texas partnership owned by John and Eleanor Landon. The lease expires May 15, 2002. Rents paid to the partnership were $169,294 in 1998 and $81,588 in 1997. Management believes that the lease terms are no less favorable than those that could be negotiated in an arm's length transaction.

     Meritage paid legal fees to Tiffany & Bosco, P.A. of approximately $321,000 in 1998 and $236,000 in 1997. C. Timothy White, a Meritage director, is a shareholder of Tiffany and Bosco, P.A.

     In 1998 Meritage purchased 35 lots for development in Arizona from a business controlled by the spouse of one of the Company's directors. The total amount paid for the lots was approximately $1,314,000, a price management believes is no less favorable than Meritage could have negotiated in an arm's length transaction.

     In 1999 Mr. Landon personally purchased 27.25 acres of undeveloped land in Allen, Texas, on behalf of the Company. Mr. Landon is in the process of selling the land to the Meritage at no gain. The acquisition price of the property was $985,735.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The firm of KPMG LLP served as Meritage's principal independent public accounting firm and performed the audit of the financial statements for the fiscal year ended December 31, 1998. A representative of KPMG will attend the annual meeting to answer questions and will be given an opportunity to make a statement should he wish to do so.

     During the two most recent fiscal years, there were no disagreements between Meritage and KPMG LLP with respect to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                              STOCKHOLDER PROPOSALS

     The Board of Directors will consider nominations from stockholders for the class of directors whose terms expire at the year 2000 Annual Meeting. Nominations must be made in writing to the Corporate Secretary, received at least 90 days prior to the 2000 Annual Meeting, and contain sufficient background information concerning the nominee. The Corporate Secretary must receive any other stockholder proposals for the 2000 Annual Meeting by December 19, 1999 to be considered for inclusion in the Company's 2000 Proxy Statement.

                                  OTHER MATTERS

     The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.


                                               Meritage Corporation


                                               /s/  Larry W. Seay
                                               -------------------------
                                               Larry W. Seay
                                               Chief Financial Officer,
                                               Vice President-Finance,
                                               Secretary and Treasurer

                                                 April 7, 1999

                                [FRONT OF CARD]

PROXY                                                                      PROXY

                           MONTEREY HOMES CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS--JUNE 11, 1998

     The undersigned hereby appoints Steven J. Hilton and John R. Landon, or either one of them acting in the absence of the other with full powers of substitution, the true and lawful attorneys and proxies for the undersigned to vote, as designated below, all shares of Common Stock of Meritage Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, May 19, 1999, at 9:00 a.m., Arizona Time, at the DoubleTree Paradise Valley Resort, Paradise Valley, Arizona and at any and all adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below.

         Unless otherwise marked, this proxy will be voted FOR the election of director nominees.

         YOUR VOTE IS IMPORTANT: PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.


                                 [BACK OF CARD]
         Please mark [X] your votes.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.       Election of Class I Directors:         FOR       WITHHELD
                                                          FOR ALL
         John R. Landon                          [ ]         [ ]
         Robert G. Sarver
         C. Timothy White

         WITHHELD FOR: (Write nominees' names in the space provided below.)

         ------------------------------------------------------------------

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU SPECIFY ABOVE. IF NO SPECIFIC VOTING DIRECTIONS ARE GIVEN BY YOU, THIS PROXY WILL BE VOTED FOR THE LISTED PROPOSAL AND, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE APPOINTED PROXY. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.



-----------------------    --------------------------    -----------------------
Signature                  Signature                     Date

Please sign exactly as name(s) appear herein. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.